Exhibit 5.1

Writer’s Direct Dial: (516) 663-6600

Writer’s Direct Fax: (516) 663-6601

October 19, 2021

Mobiquity Technologies, Inc.

35 Torrington Lane

Shoreham, NY 11786

Re:	Registration Statement on Form S-1
Registration No.: 333-

Ladies and Gentlemen:

We have acted as counsel for Mobiquity Technologies, Inc., a New York corporation (the “Company”) in connection with the preparation and filing of that certain Registration Statement on Form S-1, Registration No.: 333- (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to: (a) the proposed offering and sale by the Company of (i) 1,833,334 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) representative warrants to purchase up to a number of shares of Common Stock equal to eight percent (8%) of the number of Shares sold pursuant to the Registration Statement, at a per share exercise price equal to one hundred ten percent (110%) of the public offering price per Share, substantially in the form to be filed as an exhibit to the Registration Statement (the “Representative Warrants”) and (iii) all shares of Common Stock issuable upon the exercise of the Representative Warrants (the “Warrant Shares”); and (b) the resale by the selling stockholders (the “Selling Stockholders”) set forth in the Registration Statement (including the prospectus constituting part thereof (the “Resale Prospectus”) of (i) 225,000 shares of Common Stock (the “Note Resale Shares”) issuable to the Selling Stockholders upon the conversion of certain Selling Stockholder promissory notes in the forms filed as exhibits to the Registration Statement (the “Selling Stockholder Notes”), and (ii) 56,250 shares of Common Stock (the “Warrant Resale Shares”) issuable upon the exercise of Selling Stockholder common stock purchase warrants in the forms filed as exhibits to the Registration Statement (the “Selling Stockholder Warrants”).

The Shares, Representative Warrants and Warrants Shares shall be referred to herein as the “Primary Securities.” We understand that the Shares are proposed to be sold for sale to the public, and the Representative Warrants and Warrant Shares, are proposed to be issued to the representative, as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form to be filed as an exhibit to the Registration Statement, to be entered into by the Company and the representative (the “Underwriting Agreement”). The Note Resale Shares and Warrant Resale Shares are proposed to be sold by the Selling Stockholders from time to time in accordance with the Plan of Distribution contained in the Resale Prospectus.

Mobiquity Technologies, Inc.

October 19, 2021

As counsel to the Company, we have examined the originals or copies of such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Registration Statement, corporate resolutions authorizing the issuance of the Shares, the Note Resale Shares and the Warrant Resale Shares and the Certificate of Incorporation and Bylaws of the Company, including amendments thereto. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us; (c) the conformity to the originals of all documents submitted to us as copies; (d) the genuineness of all signatures contained in the records, documents, instruments and certificates we have reviewed; and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based on and subject to the foregoing, we are of the opinion that: (a) the Shares have been duly authorized and, when such Shares are issued and paid in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable; (b) the Representative Warrants have been duly authorized by the Company and, when executed by the Company and delivered to the purchasers thereof in accordance with the terms of the Underwriting Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; (c) the Warrant Shares have been duly authorized and, when issued and paid for, upon exercise of the Representative Warrants in accordance with the terms thereof, will be validly issued, fully paid and non- assessable; (d) the Note Resale Shares have been duly authorized and, when issued to the Selling Stockholders upon conversion of the Selling Stockholder Notes in accordance with the terms thereof, will be validly issued, fully paid and non-assessable; and (e) the Warrant Resale Shares have been duly authorized and, when issued and paid for in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. We are members of the Bar of the State of New York. We do not express any opinion concerning the laws of any jurisdiction other than (i) the State of New York and (ii) the Federal laws of the United States. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. We do not express an opinion on any matters other than those expressly set forth in this letter.

No opinion is expressed herein with respect to the qualification of the Primary Securities, the Note Resale Shares or the Warrant Resale Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Mobiquity Technologies, Inc.

October 19, 2021

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Legal Matters” in the Prospectus and the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ruskin Moscou Faltischek, P.C.

RUSKIN MOSCOU FALTISCHEK, P.C.